EXHIBIT 99.1

NEWS RELEASE

For Immediate Release	Contact: Howard Kaminsky, Chief Financial Officer
investorrelations@sportchalet.com
(818) 949-5300 ext. 5728

SPORT CHALET REPORTS SECOND QUARTER

AND SIX MONTH FISCAL 2014 RESULTS

LOS ANGELES – November 11, 2013 – Sport Chalet, Inc. (Nasdaq: SPCHA, SPCHB), a premier, full service specialty sporting goods retailer, today announced its financial results for the second quarter and six months ended September 29, 2013.

Second Quarter 2014 Results

Sales decreased 5.2% to $86.7 million from $91.5 million in the same period last year. Sales were lower due to a 2.5% comparable store sales decrease, a sales decrease of $1.8 million from the closure of three underperforming stores, and lower sales in the Team Sales Division due to changes in personnel. These declines were partially offset by a 32.4% increase in Online sales and the contribution of one new store opened at the end of the first quarter. The comparable store sales decline was reflective of general consumer caution and an uneven retail environment.

Gross profit decreased $2.7 million, or 10.8%, and as a percent of sales decreased to 25.9% from 27.6%. The decrease in gross margin reflects an increase in promotional activity to stimulate sales as well as the decrease in sales.

Selling, general and administrative (“SG&A”) expenses increased $0.9 million, or 4.1%, due primarily to higher advertising spending in the quarter to promote sales. As a percent of sales, SG&A increased to 26.3% from 24.0% in the same period last year.

The Company’s net loss for the second quarter of fiscal 2014 was $3.0 million, or $0.21 per diluted share, compared to net income of $0.8 million, or $0.05 per diluted share, in the second quarter of last year.

CEO Commentary

“Our second quarter had a disappointing start, as sales trends were weak in July and August, but turned positive in September on a comparable basis,” said Craig Levra, Chairman and CEO. “Sales trends have continued to improve as we progressed into fall, and our Team Sales Division is also beginning to move into positive territory.

“Since opening in June, our next generation store in Downtown Los Angeles has delivered significantly better than average sales per square foot and gross margin than the chain as a whole. The flexible store format allows us to continually adapt the highly tailored merchandise mix to appeal to our Downtown customer base, and early results have exceeded our expectations. With additional capital, we believe there is enormous sales growth potential in rolling out this next generation format across our existing store base through a strategic remodel program, and opening new next generation stores in both our core markets and new geographies.

“We have taken significant steps over the past year to accelerate our growth strategy, including the recent engagement of a financial advisor to help us find the right path to new growth capital, as well as the addition of new talent to our Board of Directors and our Online Division. We continue to navigate the choppy retail environment, and we are concentrating all of our efforts to maximize sales while containing costs. We are optimistic that our premium brands and quality merchandise, best-in-class service, and our “Expert’ staff engagement with customers position us well for success in the coming holiday selling season.”

Six-Month 2014 Results

For the first half of fiscal 2014, sales decreased 4.0% to $168.3 million from $175.3 million for the first half of the prior fiscal year. Comparable store sales decreased 1.7% in the first half of 2014.

Gross profit decreased $4.6 million, or 9.5%, and as a percent of sales decreased to 26.1% from 27.7% for the first half of fiscal 2013.

SG&A expenses increased $1.8 million, or 4.1% for the first half of 2014. As a percent of sales, SG&A increased to 26.4% from 24.3% in the same period last year.

The Company’s net loss for the first half of 2014 was $5.9 million, or $0.41 per diluted share, compared to net income of $0.9 million, or $0.06 per diluted share, in the first half of fiscal 2013.

Conference Call Info

The Company will be hosting a conference call and audio webcast, both open to the public, today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to review its financial results for the second quarter ended September 29, 2013. Investors will have the opportunity to listen to the earnings conference call over the internet through an audio webcast located at http://event.on24.com/r.htm?e=710638&s=1&k=D2F6CADE015790008F60CF45D2DB2AF8.

To listen to the live call, please go to the website at least fifteen minutes early to register and download and install any necessary audio software. The conference call may also be accessed by dialing either (877) 941-0843 or (480) 629-9819 and entering passcode 4649312. A dial-in replay of the call will be available approximately two hours after the conference call through Midnight Pacific Time on Wednesday, December 11, 2013 by dialing (800) 406-7325 and entering passcode 4649312#.

About Sport Chalet, Inc.

Sport Chalet is a premier, full service specialty sporting goods retailer featuring the industry's top sports brands in apparel, footwear, and sports equipment. Founded in 1959 by Norbert Olberz, the company has 52 stores in Arizona, California, Nevada and Utah; an online store at www.sportchalet.com; a Team Sales Division; and offers more than 50 specialty services for the sports enthusiast, including online same day delivery, climbing, backcountry skiing, ski mountaineering, avalanche education, and mountain trekking instruction, car rack installation, snowboard and ski rental and repair, Scuba training and certification, Scuba boat charters, team sales, gait analysis, baseball/softball glove steaming and lacing, racquet stringing, and bicycle tune-up and repair at its store locations. For more information, visit Sport Chalet at www.sportchalet.com.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward- looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the specific forward looking statements in this release and the risks associated with each, including the risk that our sales trends and Team Sales business may not continue to improve, the positive early results of our new store format may not continue, our next generation format may not achieve consumer acceptance or provide operational efficiencies when expanded to additional stores, the steps we have taken will not be adequate to accelerate our growth strategy (including the recent engagement of a financial advisor, the addition of new directors and the addition of new talent to our Online Division); we will not be able to navigate the choppy retail environment, we may not be able to maximize sales while containing costs, our premium brands, quality merchandise, best-in-class service, and our 'Expert' staff engagement with customers may not position us well for success in the coming holiday selling season, the negative effect of the economic downturn on the Company's sales, limitations on borrowing under the Company's bank credit facility, the Company's ability to control operating expenses and costs, the competitive environment of the sporting goods industry in general and in the Company's specific market areas, inflation, the challenge of maintaining its competitive position, the Company's ability to manage the growth of its Team Sales Division and online business, the Company's ability to regain or subsequently maintain compliance with the requirements for continued listing of its Class B Common Stock, changes in costs of goods and services, and the weather and economic conditions in general and in specific market areas. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.

Sport Chalet, Inc.

Consolidated Statements of Operations

	13 weeks ended		26 weeks ended
	September 29, 2013	September 30, 2012	September 29, 2013	September 30, 2012
	(in thousands, except per share amounts)
Net sales	$86,725	$91,452	$168,250	$175,301
Cost of goods sold, buying and occupancy costs	64,232	66,233	124,292	126,714
Gross profit	22,493	25,219	43,958	48,587

Selling, general and administrative expenses	22,819	21,924	44,423	42,662
Depreciation and amortization	2,167	2,041	4,333	4,110
(Loss) income from operations	(2,493)	1,254	(4,798)	1,815

Interest expense	545	492	1,086	950
(Loss) income before income taxes	(3,038)	762	(5,884)	865

Income tax provision	2	2	2	2
Net (loss) income	$(3,040)	$760	$(5,886)	$863

(Loss) earnings per share:
Basic	$(0.21)	$0.05	$(0.41)	$0.06
Diluted	$(0.21)	$0.05	$(0.41)	$0.06

Weighted average number of common shares outstanding:
Basic	14,190	14,190	14,190	14,190
Diluted	14,190	14,203	14,190	14,201

Sport Chalet, Inc.

Consolidated Balance Sheets

	September 29,	March 31,
	2013	2013
	(Unaudited)
	(in thousands, except share amounts)
Assets
Current assets:
Cash and cash equivalents	$4,175	$3,775
Accounts receivable, net	4,947	5,169
Merchandise inventories	104,330	104,255
Prepaid expenses and other current assets	1,917	1,830
Total current assets	115,369	115,029

Fixed assets, net	16,589	18,338
Total assets	$131,958	$133,367

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$36,541	$33,512
Loan payable to bank	50,034	46,324
Salaries and wages payable	2,963	3,367
Other accrued expenses	19,028	18,839
Total current liabilities	108,566	102,042

Deferred rent	13,901	16,075
Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value:
Authorized shares – 2,000,000
Issued and outstanding shares – none	-	-
Class A Common Stock, $.01 par value:
Authorized shares – 46,000,000
Issued and outstanding shares – 12,414,490 at
September 29, 2013 and March 31, 2013	124	124
Class B Common Stock, $.01 par value:
Authorized shares – 2,000,000
Issued and outstanding shares – 1,775,821 at
September 29, 2013 and March 31, 2013	18	18
Additional paid-in capital	37,445	37,318
Accumulated deficit	(28,096)	(22,210)
Total stockholders’ equity	9,491	15,250
Total liabilities and stockholders’ equity	$131,958	$133,367

Sport Chalet, Inc.

Consolidated Statements of Cash Flows

	26 weeks ended
	September 29, 2013	September 30, 2012
	(in thousands)
Operating activities
Net (loss) income	$(5,886)	$863
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	4,333	4,110
Gain on disposal of property and equipment	(56)	(16)
Share-based compensation	127	141
Changes in operating assets and liabilities:
Accounts receivable	222	(4,787)
Merchandise inventories	(75)	(7,698)
Prepaid expenses and other current assets	(87)	(295)
Accounts payable	3,522	6,880
Salaries and wages payable	(404)	373
Other accrued expenses	161	(21)
Deferred rent	(2,174)	(1,421)
Net cash used in operating activities	(317)	(1,871)

Investing activities
Purchase of fixed assets	(3,053)	(932)
Proceeds from sale of assets	60	16
Net cash used in investing activities	(2,993)	(916)

Financing activities
Proceeds from bank borrowing	186,472	187,025
Repayment of bank borrowing	(182,762)	(183,386)
Net cash provided by financing activities	3,710	3,639

Increase in cash and cash equivalents	400	852
Cash and cash equivalents at beginning of period	3,775	2,811
Cash and cash equivalents at end of period	$4,175	$3,663

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$1,086	$950
Income tax	$2	$2

Supplemental disclosure of non-cash investing and financing activities
Purchases of fixed assets on credit	$903	$732
Fixed assets acquired under capital leases	$28	$244